Exhibit 10.3

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of March 25, 2011, by and among OCZ Technology Group, Inc., a Delaware corporation (“Purchaser”) and DLS Law Firm (“Sellers’ Representative”) and together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”) as agent and representative for the shareholders (the “Sellers”) of Indilinx Co., Ltd. (the “Company”), and Computershare Trust Company, N.A. (the “Escrow Agent”).

WHEREAS, the Parties have agreed to deposit in escrow certain securities and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.           Escrow Asset.

(a)         Purchaser agrees to deposit with the Escrow Agent 369,783 shares of Purchaser’s Common Stock (the “Escrow Asset”) on the date hereof.  The Escrow Agent shall hold the Escrow Asset as a book position registered in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of Sellers’ Representative.

(b)         Escrow Shares.

i.           During the term of this Agreement, each Seller shall have the right to exercise any voting rights with respect to any of the Escrow Shares attributable to such Seller pursuant to the terms of the Underlying Agreement (as defined below). The Sellers' Representative shall direct the Escrow Agent in writing as to the exercise of any such voting rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of the Sellers’ Representative. In the absence of such directions, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

ii.          Any dividends paid with respect to the Escrow Asset shall be deemed part of the Escrow Asset and be delivered to the Escrow Agent to be held in a bank account and be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks jointly approved by Purchaser and Sellers’ Representative.  The deposit of dividends in any of the Approved Banks shall be deemed to be at the direction of the Parties.  At any time and from time to time, the Parties may direct Escrow Agent by written notice (i) to deposit the dividends with a specific Approved Bank, (ii) not to deposit any new dividend amount in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the dividends that may then be deposited with any Approved Bank specified in the notice.  With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal.  Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

iii.         In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of the Purchaser, other than a regular cash dividend, the Escrow Asset under Section 2(a) above shall be appropriately adjusted on a pro rata basis.

3.           Disposition and Termination.  (a)      As soon as practicable (but no later than three business days) after the date that is 12 months following the date of this Agreement (the “Initial Escrow Distribution Date”), the Escrow Agent shall release 50% of the Escrow Asset (less any amounts previously deducted pursuant to a Claims Notice), less any Reserved Portion (as defined herein) as provided in a joint written instruction to the Escrow Agent from the Parties or, if no such instruction is provided, to the Sellers’ Representative, to be distributed in accordance with the Escrow Distribution Schedule set forth in the Underlying Agreement.  As soon as practicable (but no later than three business days) after the date that is 24 months following the date of this Agreement (the “Escrow Termination Date”), the Escrow Agent shall release the remaining portion of the Escrow Asset less any Reserved Portion (as defined herein) as provided in a joint written instruction to the Escrow Agent from the Parties or, if no such instruction is provided, to the Sellers’ Representative, to be distributed in accordance with the Escrow Distribution Schedule set forth in the Underlying Agreement.  Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 3(b) below become resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date.  After the Escrow Termination Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Purchaser or Sellers’ Representative from the Escrow Asset pursuant to a written instruction delivered in accordance with Section 3(f) hereof.

(b)         Notwithstanding anything in this Agreement to the contrary, if on or before the Escrow Termination Date, the Escrow Agent has received from Purchaser a notice (a “Claim Notice”) specifying in reasonable detail the nature and basis for a claim for indemnification pursuant to the Underlying Agreement (as defined below) and the dollar amount of the claim, or if such amount is unknown, Purchaser’s good faith reasonable estimate of the dollar amount of such claim, in each case also expressed as a number of shares of Purchaser common stock calculated by dividing such dollar amount by $8.50 (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount of shares equal to the Claimed Amount set forth in such Claim Notice(s) (the “Reserved Portion”) until such Claimed Amount is resolved as provided herein.  For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date.  In any Claim Notice, Purchaser shall, in reasonable detail to the extent possible, cite the nature of the claim, the section(s) of the Underlying Agreement supporting its claim, and facts and circumstances supporting its claim.

(c)         At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by the Purchaser to the Sellers’ Representative in accordance with the notice provisions contained in the Underlying Agreement.

(d)         Unless the Sellers’ Representative delivers to the Escrow Agent a notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof), or the claim contained in the Claim Notice (the “Contest Notice”) within twenty (20) calendar days of Sellers’ Representative receiving the relevant Claim Notice pursuant to Section 3(c) hereof, the Escrow Agent shall, without further instructions, promptly liquidate that portion of the Escrow Asset equal to the Claimed Amount as set forth in such Claim Notice and deliver such amount to Purchaser after prior written notice to the Sellers’ Representative.  Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to Section 3(e) hereof.  If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent shall promptly release to Purchaser an amount from the Escrow Asset equal to the portion of the Claimed Amount in relation to which there is no objection after prior written notice to the Sellers’ Representative.

(e)         In the event that Sellers’ Representative shall deliver a Contest Notice in accordance with Section 3(d) hereof, Sellers’ Representative and Purchaser shall negotiate in good faith for a period of thirty (30) days after delivery of the Contest Notice to Purchaser in an effort to settle the claim contained in the relevant Claim Notice or agree on the appropriate Reserved Portion, if any, to be applied against the Escrow Asset pursuant to the relevant Claim Notice.  The Escrow Agent shall make payment with respect any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by both Sellers’ Representative and Purchaser; or (ii) a written notification from Purchaser of a final and non-appealable decision, order, judgment or decree of a court of competition jurisdiction or an arbitrator, which notification shall attach a copy of such final and non-appealable decision, order, judgment or decree (a “Final Order”).  The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order and upon receipt thereof shall promptly liquidate and distribute that portion of the remaining Escrow Asset as instructed in such joint written instructions or Final Order.

(f)          Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from Sellers’ Representative and Purchaser, or their respective successors or assigns, as to the disbursement of the Escrow Asset, the Escrow Agent shall disburse the Escrow Asset pursuant to such joint written instructions.  The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its reasonable discretion, that the persons executing said joint written instructions are authorized to do so.

(g)         Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the then current market value of the remaining Escrow Asset, the Escrow Agent shall release the remaining portion of the Escrow Asset and shall have no liability or responsibility to the Parties for any deficiency.

(h)         Upon delivery of any and all remaining Escrow Asset by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 7.

4.           Escrow Agent.  (a)  The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Share Purchase Agreement, dated as of the date hereof, by and among the Company, the shareholders of the Company, Sellers’ Representative and Purchaser, (the “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such  agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control only in connection with any matter related to the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Asset, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Asset nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)           The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), unless such loss or damage is incurred due to the gross negligence or willful misconduct of the Escrow Agent.

5.           Succession.  (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Asset (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder.  In accordance with Section 7 below, the Escrow Agent shall have the right to withhold an amount of shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement divided by the closing price per share on the Nasdaq Global Market for Purchaser’s common stock on the immediately preceding trading day.

(b)         Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.           Compensation and Reimbursement.  The Parties each agree to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, and (b) pay or reimburse one-half of the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney's fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.

7.           Indemnity.  The Parties shall jointly but not severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, agents, assigns, directors, officers, managers, attorneys, accountants, experts, and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.   The Parties hereto acknowledge that their indemnity obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

8.           Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)         Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)         Certification and Tax Reporting. The Parties, if applicable, have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation.  All interest or other income earned under this Agreement shall be allocated to Purchaser and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Asset by Purchaser whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9.           Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Asset, including but not limited to  transfer instructions (all of which shall be specifically governed by Section 10 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile or other electronic transmission (including e-mail);
(b) by overnight courier; or
(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Sellers’ Representative:	DLS Law Firm
#509 E&C Venture Dream Tower 3,
197-33 Guro-dong, Guro-ku, Seoul, Republic of Korea
Facsimile No. 82-2-6330-8670
Attention:  Tae-Hyun Lee
E-mail: lth@dlalaw.co.kr

With a copy to:

Kim, Chang & Lee
Wonseo Building, 171 Wonseo-dong
Chongro-ku, Seoul, 110-280 Republic of Korea
Facsimile No.: 82-2-725-8727/8
Attention: Kang-Ho Jhe

E-mail: jhe@kimchanglee.co.kr

If to Purchaser:	OCZ Technology Group, Inc.
6373 San Ignacio Ave.
San Jose, CA 91159
Facsimile No. (408) 904-6907
Attention:  Arthur F. Knapp, Jr., CFO
E-mail:  art@ocztechnology.com

With a copy to:	DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
Facsimile No. 1 (650) 687-1106
Attention:	Edward Batts
Andrew Ledbetter
E-mail:	Edward.Batts@dlapiper.com
Andrew.Ledbetter@dlapiper.com

If to the Escrow Agent:	Computershare Trust Company, N.A.
350 Indiana Street, Suite 750
Golden, CO 80401
Facsimile No. (303) 262-0608
Attention:  John Wahl / Rose Stroud
E-mail:  Rose.Stroud@computershare.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10.         Security Procedures.   Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Asset, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

(a)         In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Purchaser’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select.  Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(b)         Sellers’ Representative acknowledges that the Escrow Agent is authorized to deliver the Escrow Asset to the custodian account or recipient designated by the Sellers’ Representative in written.

Purchaser acknowledges that the Escrow Agent is authorized to deliver the Escrow Asset to the address provided for notice to Purchaser or any address provided in a Claims Notice.

11.         Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12.         Miscellaneous.  Except for transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 5, without the prior consent of the Escrow Agent and the other parties.  This Agreement shall be governed by and construed under the laws of the State of California.  Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of California or United States federal court, in each case, sitting in Santa Clara County, California. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Asset escrowed hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

SELLERS’ REPRESENTATIVE

By:	/s/ Lee Seung -Han

Name:	Lee Seung –Han

Telephone:

OCZ TECHNOLOGY GROUP, INC.

By:	/s/ Arthur F. Knapp, Jr.

Name:	Arthur F. Knapp, Jr.

Title:	Chief Financial Officer

Telephone:

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By:	/s/ John M. Wahl

Name:	John M. Wahl

Title:	Corporate Trust Officer